Exhibit 99.1

Atlas Financial Holdings Announces 2018 Second Quarter Financial Results
Company to Hold Conference Call on Tuesday, August 7, 2018 at 8:30 a.m. ET
Second Quarter 2018 Financial Performance Summary (comparisons to Second Quarter 2017 unless noted):

•	Gross premiums written in each of the three month periods ended June 30, 2018 and 2017 were $57.4 million

•	In-force premium increased 2.4% to $270.9 million

•	Total revenue increased by 1.8% to $56.7 million

•	Underwriting income for the second quarter 2018 was $6.2 million, compared to $7.5 million

•	The combined ratio for the second quarter 2018 was 88.9%, compared to 86.2%

•
Net income for the second quarter 2018 was $5.6 million, or $0.47 earnings per common share diluted, compared to $5.5 million, or $0.45 earnings per common share diluted, representing an increase in earnings per common share diluted of $0.02

•	Annualized return on equity was 23.8% in the second quarter 2018 compared to 16.2%
Chicago, Illinois (August 6, 2018) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its financial results for the second quarter ended June 30, 2018.
Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Atlas reported a strong underwriting quarter, as our focus continues to be on bottom line execution. We are very pleased to report a favorable combined ratio and continue to emphasize underwriting margin over top line growth. During the first half of this year, we’ve demonstrated price leadership in our specialized niche market with rate increases in most areas across the country. In addition, we continue to believe that the benefits of implementation of predictive analytics in both underwriting and claims will play an important role in margin expansion. Pricing levels are higher than have been seen in more than a decade with indications that the hard market condition will continue for some time. As has been the case in prior years where rate increases were accelerated, renewal retention and new business hit rates were lower than average. However, we expect competitors to follow suit which should enable us to continue to grow with expanding margins. In the meantime, a larger than proportionate percentage of the business we did write is indicated to generate above average profit.”
Financial and Operational Review
Premiums Written: In each of the three month periods ended June 30, 2018 and 2017, gross premiums written were $57.4 million.
Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three month period ended June 30, 2017, Atlas experienced growth in gross premiums written in its core business in 18 states for the three month period ended June 30, 2018. Based on the Company’s commitment to optimize return on deployed capital, the Company utilizes predictive analytics based pricing coupled with its strong value proposition to grow market share in environments that are favorable and is prepared to reduce exposure to those that are more challenging.
Combined Ratio: Atlas’ combined ratio increased for the three month period ended June 30, 2018 to 88.9%, compared to 86.2% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended June 30, 2018 was 61.1%, compared to 60.1% for the three month period ended June 30, 2017. The loss ratio increased over the prior year period primarily as a result of the Company’s continued review of underwriting profitability by product and state and higher than expected claim cost associated with Atlas’ participation in non-voluntary assigned risk pools and run-off commercial auto. Excluding the impact of assigned risk business, the loss ratio

Exhibit 99.1

relating to the net claims incurred was 60.6% for the three month period ended June 30, 2018, compared to 59.8% for the three month period ended June 30, 2017.

•
The Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further benefit from the data and experience within its organization. Atlas believes this approach amplifies the value of the assets accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value for both customers and stakeholders. On a year over year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities.

•
Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended June 30, 2018 was 27.8% compared to 26.1% for the three month period ended June 30, 2017. The ratio increased mainly because of higher other underwriting expenses in the quarter. The average was higher due to increases in bank charges, legal and professional fees, depreciation on new headquarters building and its furnishings and software costs offset by deferred policy acquisition costs (“DPAC”) amortization, bad debt and rent expenses. Acquisition costs were higher than average in the quarter as well. As previously indicated, due to seasonality and the timing of certain expenses, the Company believes the full year expense ratio is a more indicative measure of efficiency that the ratio in any given quarter. Atlas remains focused on continually enhancing its value proposition through re-investment into research and development to ensure that its organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.

The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Loss Ratio:
Current accident year	60.7%	59.8%	60.7%	59.9%
Prior accident years	0.4	0.3	1.2	0.4
Loss Ratio	61.1	60.1	61.9	60.3
Underwriting Expense Ratio:
Acquisition cost ratio	12.1	12.3	11.4	11.5
Other underwriting expense ratio	15.1	12.4	16.0	14.0
DPAC amortization ratio	0.1	0.9	(0.2)	0.1
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	27.3	25.6	27.2	25.6
Expenses recovered related to stock purchase agreement ratio	—	—	(0.5)	—
Share-based compensation expense ratio	0.5	0.5	0.5	0.6
Underwriting expense ratio	27.8%	26.1%	27.2%	26.2%
Total combined ratio	88.9%	86.2%	89.1%	86.5%

Exhibit 99.1

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Acquisition costs	19.1%	14.9%	16.2%	14.3%
Other insurance general and administrative expenses	13.3	11.0	14.2	12.5
DPAC amortization	0.1	0.8	(0.2)	0.1
Expenses recovered related to stock purchase agreements	—	—	(0.4)	—
Share-based compensation expense	0.5	0.5	0.5	0.5
Total underwriting expense ratio	33.0%	27.2%	30.3%	27.4%
Underwriting Results: Underwriting profit was $6.2 million for the three month period ended June 30, 2018, compared to $7.5 million in the same period of the prior year.
Net Income before Income Taxes: Net income before income taxes was $7.1 million for the three month period ended June 30, 2018, compared to $8.5 million in the same period of the prior year.
Income Taxes: Atlas recognized tax expense of $1.5 million for the three month period ended June 30, 2018 compared to $3.0 million in the same period of the prior year.
Net Income: Atlas reported net income of $5.6 million for the three month period ended June 30, 2018, compared to $5.5 million for the three month period ended June 30, 2017.
Earnings per common share (“EPS”): Atlas generated $0.47 earnings per common share diluted for the three month period ended June 30, 2018 compared to $0.45 for the three month period ended June 30, 2017.
Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended June 30, 2018 and 2017:

	Three Month Periods Ended
	June 30, 2018	June 30, 2017
Weighted average common shares outstanding	11,936,970	12,045,519
Dilutive potential ordinary shares:
Dilutive stock options	15,296	136,361
Dilutive average common shares outstanding	11,952,266	12,181,880
The effects of convertible instruments are excluded from the computation of earnings per common share diluted in periods in which the effect would be anti-dilutive. For the three month periods ended June 30, 2018 and June 30, 2017, all exercisable stock options were deemed to be dilutive.

Exhibit 99.1

Balance Sheet/Investment Overview
Book Value: Book value per common share was $8.06 based on 11,944,378 common shares outstanding as of June 30, 2018, compared to $7.42 based on 12,178,857 common shares outstanding as of December 31, 2017. Book value per common share of $8.06 increased by $0.64 relative to December 31, 2017 as follows:

$0.90	increase related to net income after tax and before items indicated below;
(0.01)	decrease related to the loss from change in fair value of equity securities;
0.03	increase related to the change in net realized investment gains after tax;
(0.23)	decrease related to the change in unrealized gains/losses after tax;
(0.09)	decrease related to share repurchases; and
0.04	increase related to share-based compensation.
$0.64	total increase from December 31, 2017 book value per common share
Cash and Invested Assets: Cash and invested assets as of June 30, 2018 totaled $226.4 million as compared to $243.5 million as of December 31, 2017.
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of its portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of its business partners. As of June 30, 2018, the average life on the Company’s portfolio was 5.2 years with a duration of 4.2 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business. During the first half of the year, the Company took steps to reduce its exposure to other than fixed income investments. Based on redemption windows and other timing considerations, the result of this changes will be seen primarily in the second half of the year.
Net Investment Income / Net Investment Realized Gains: Atlas generated net investment income of $1.2 million and $1.3 million for the quarters ended June 30, 2018 and 2017, respectively, as well as $154,000 and $284,000 of net realized gains, respectively. The decrease in net investment income resulted from lower returns on equity method investments offset by higher interest income on our fixed income securities portfolio and lower investment expenses. This higher interest income on fixed income securities resulted from increased yields on the fixed income securities portfolio. The gross annualized investment yield on the Company’s fixed income securities was 2.7% and 2.3% for the quarters ended June 30, 2018 and 2017, respectively. The increase in the gross annualized yield was due to management’s decision to use the proceeds from the maturity and sales of certain fixed income securities to purchase fixed income securities with higher yields. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.7% and 0.3% for the quarters ended June 30, 2018 and 2017, respectively. The increase in gross yield on cash investments was due to higher interest rates on certain accounts and higher balances in accounts earning greater interest. Net realized gains for the quarter ended June 30, 2018 were primarily comprised of gains from the sale of equity securities and other investments, partially offset by losses from the sale of fixed income securities.
Beginning January 1, 2018, Atlas adopted Accounting Standards Update 2016-01, which requires changes in the unrealized market value of equities held at fair value to be recorded through net income. Atlas recorded a gain of $33,000 through net income for the quarter ended June 30, 2018 related to the changes in unrealized amounts on equities held at fair value.
Outlook for 2018
Throughout 2018, the Company has seen general market hardening throughout commercial auto and in its specific market niche, and continues to implement sizable rate increases. The Company has always emphasized that underwriting profit will take precedent over top line growth. As a result of the impact in this rate increase in the short-term, gross written premiums may not exceed the previously stated $300 million. If premium levels trend lower, the Company may reduce its use of quota share reinsurance.

Exhibit 99.1

Based on expected underwriting results and the subsequent profitability filtering through the Company’s lines of business as a result of these rate increases and other underwriting and claims activities, Atlas reiterates that it expects to earn net earnings per share exceeding $2.00 and achieve return-on-equity of at least 20%.
Mr. Wollney concluded, “We have been focused on implementing price leadership and underwriting discipline throughout 2018. Our light commercial auto market continues to grow and, based on their specific needs, public auto operators have continued to respond positively to Atlas as a specialty niche writer. Our strong value proposition resonates with traditional operators and we are building an increasing pipeline of opportunities created by transportation network companies (“TNCs”). We have seen no indicators of a new market entrant and expect that there would generally be an 18 month lead time, which should allow Atlas to optimize return on capital through underwriting margin and operating leverage. Going forward we expect premiums to reach historically higher levels as our competitors once again follow our price leadership. We have seen loss trends remain stable and for the year should trend in a positive direction, with pricing elasticity for those accounts with our highest level of scored accounts. We are committed to maintaining operating efficiency with a continued focus on increasing rate versus exposure.”
Conference Call Details
Date/Time:            Tuesday, August 7, 2018 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770
To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.
Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q2-2018. Audio and a transcript of the call will be archived on the Company’s website.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.
Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., Plainview Premium Finance Company of California, Inc., UBI Holdings Inc., and DriveOn Digital IP Inc. Additional information about Atlas, including a copy of Atlas’ 2017 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Exhibit 99.1

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in ‘000s, except for share and per share data)

	Three Month Periods Ended		Six Month Periods Ended
Condensed Consolidated Statements of Income	June 30, 2018 (unaudited)	June 30, 2017 (unaudited)	June 30, 2018 (unaudited)	June 30, 2017 (unaudited)
Net premiums earned	$55,359	$54,049	$111,251	$102,475
Net investment income	1,167	1,266	2,131	2,409
Income (loss) from change in fair value of equity securities	33	—	(95)	—
Net realized gains	154	284	447	418
Other income	16	103	180	217
Total revenue	56,729	55,702	113,914	105,519
Net claims incurred	33,809	32,469	68,855	61,769
Acquisition costs	6,680	6,670	12,656	11,766
Other underwriting expenses	8,602	7,342	17,921	14,933
Amortization of intangible assets	98	98	195	195
Interest expense	461	644	916	912
Expenses recovered pursuant to stock purchase agreement	—	—	(520)	—
Total expenses	49,650	47,223	100,023	89,575
Income from operations before income taxes	7,079	8,479	13,891	15,944
Income tax expense	1,503	2,969	2,786	5,582
Net income attributable to common shareholders	$5,576	$5,510	$11,105	$10,362

Basic weighted average common shares outstanding	11,936,970	12,045,519	12,046,855	12,045,519
Earnings per common share, basic	$0.47	$0.46	$0.92	$0.86
Diluted weighted average common shares outstanding	11,952,266	12,181,880	12,070,343	12,191,646
Earnings per common share, diluted	$0.47	$0.45	$0.92	$0.85

Condensed Consolidated Statements of Comprehensive Income

Net income	$5,576	$5,510	$11,105	$10,362

Other comprehensive (loss) income:
Changes in net unrealized investment (losses) gains	(933)	733	(3,701)	1,082
Reclassification to net income	52	(150)	210	(239)
Effect of income taxes	184	(204)	733	(295)
Other comprehensive (loss) income	(697)	379	(2,758)	548
Total comprehensive income	$4,879	$5,889	$8,347	$10,910

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	June 30, 2018 (unaudited)	December 31, 2017
Assets
Investments
Fixed income securities, available for sale, at fair value (amortized cost $142,100 and $158,411)	$138,182	$157,984
Equity securities, at fair value (cost $6,081 and $7,969)	6,463	8,446
Other investments	29,063	31,438
Total Investments	173,708	197,868
Cash and cash equivalents	52,707	45,615
Accrued investment income	1,355	1,248
Premiums receivable (net of allowance of $3,766 and $3,418)	91,056	79,664
Reinsurance recoverables on amounts paid	10,663	7,982
Reinsurance recoverables on amounts unpaid	46,614	53,402
Prepaid reinsurance premiums	24,213	12,878
Deferred policy acquisition costs	13,956	14,797
Deferred tax asset, net	14,636	16,985
Goodwill	2,726	2,726
Intangible assets, net	3,950	4,145
Property and equipment, net	28,356	24,439
Other assets	19,191	20,754
Total Assets	$483,131	$482,503

Liabilities
Claims liabilities	$187,170	$211,648
Unearned premium reserves	145,078	128,043
Due to reinsurers	15,586	8,411
Notes payable, net	24,143	24,031
Other liabilities and accrued expenses	14,932	19,725
Total Liabilities	$386,909	$391,858

Shareholders’ Equity
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued: June 30, 2018 - 12,192,475 and December 31, 2017 - 12,164,041; shares outstanding: June 30, 2018 - 11,936,970 and December 31, 2017 - 12,164,041	$36	$36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: June 30, 2018 and December 31, 2017 - 0	—	—
Additional paid-in capital	201,668	201,105
Treasury stock, at cost: June 30, 2018 - 255,505 and December 31, 2017 - 0 shares of ordinary voting common shares	(3,000)	—
Retained deficit	(99,386)	(110,535)
Accumulated other comprehensive (loss) income, net of tax	(3,096)	39
Total Shareholders’ Equity	96,222	90,645
Total Liabilities and Shareholders’ Equity	$483,131	$482,503

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before income taxes includes both underwriting income and loss and net investment income, but excludes net realized gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by net claims incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Income Taxes ($ in ‘000s, except per share data)

	Three Month Periods Ended				Six Month Periods Ended
	June 30, 2018		June 30, 2017		June 30, 2018		June 30, 2017
Net income	$5,576	$0.47	$5,510	$0.45	$11,105	$0.92	$10,362	$0.85
Add: income tax expense	1,503	0.12	2,969	0.25	2,786	0.22	5,582	0.46
Add: expenses recovered pursuant to stock purchase agreement	—	—	—	—	(520)	(0.04)	—	—
Add: interest expense	461	0.04	644	0.05	916	0.08	912	0.07
Less: income (loss) from change in fair value of equity securities	33	—	—	—	(95)	(0.01)	—	—
Less: net realized investment gains	154	0.02	284	0.02	447	0.04	418	0.03
Less: other income	16	—	103	0.01	180	0.01	217	0.02
Adjusted operating income, before income taxes	$7,337	$0.61	$8,736	$0.72	$13,755	$1.14	$16,221	$1.33
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Total shareholders’ equity	$96,222	$91,390	$90,645	$138,857	$132,683	$127,342
Less: accrued dividends on preferred shares	—	333	333	333	333	333
Total common equity	$96,222	$91,057	$90,312	$138,524	$132,350	$127,009
Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$5,576	$5,510	$11,105	$10,362
Average equity	93,806	135,769	93,434	133,099
Return on equity	23.8%	16.2%	23.8%	15.6%

Net income attributable to common shareholders	$5,576	$5,510	$11,105	$10,362
Average common equity	93,640	135,437	93,267	132,767
Return on average common equity	23.8%	16.3%	23.8%	15.6%